RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Bradley S. Vizi
Pennsauken, NJ 08109	info@rcmt.com	Executive Chairman
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES
FIRST QUARTER RESULTS

Pennsauken, NJ – May 13, 2021 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, specialty health care and information technology services, today announced financial results for the thirteen week period ended April 3, 2021.

RCM Technologies reported revenue of $44.5 million for the thirteen week period ended April 3, 2021 (the current period), a 1.1% decrease as compared to $45.0 million for the thirteen week period ended March 28, 2020 (the comparable prior year period). Gross profit was approximately $10.9 million for both thirteen week periods presented.  The Company experienced GAAP operating income of $1.4 million for the current period, as compared to a GAAP operating loss of $7.8 million for the comparable prior year period.  The Company experienced GAAP net income of $1.0 million, or $0.08 per diluted share, for the current period as compared to a GAAP net loss of $5.9 million, or ($0.45) per diluted share, for the comparable prior year period.

The Company generated $1.8 million in Adjusted EBITDA (non-GAAP) during the current period, as compared to $0.6 million in Adjusted EBITDA (non-GAAP) for the comparable prior year period. The primary driver for the $1.2 million increase to Adjusted EBITDA (non-GAAP) was a corresponding decrease in SGA expense.

Bradley Vizi, Executive Chairman of RCM Technologies, commented, “Our progress towards becoming a world-class services organization continues. We understand that our vision requires a solid foundation from which we can build for years into the future. With that end in mind, we have been laser-focused on laying the internal groundwork to support the next phase of RCM's life cycle, and I am pleased that our first-quarter results demonstrate some of the progress we have made.”

Kevin Miller, Chief Financial Officer of RCM Technologies, commented, “We are satisfied with our performance during the first quarter of 2021. Revenue grew sequentially by $3.3 million as compared to the fourth quarter of 2020. Despite experiencing the full impact of COVID-19 for the entire current year period, as compared to only three weeks in the first quarter of 2020, RCM's revenue base was essentially flat on a year-over-year basis. We were able to grow Adjusted EBITDA (non-GAAP) to $1.8 million for the first quarter of 2021 compared to $0.6 million in the first quarter of 2020.”

Conference Call
On Friday, May 14, 2021, RCM Technologies will host a conference call to discuss these results. The call will begin at 11:00 a.m. Eastern Time.  The dial-in number is (866) 578-1005.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America and Serbia.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should,” “are confident” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to the impact of the COVID-19 pandemic, demand for the Company’s services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
 (In Thousands, Except Per Share Amounts)

	Thirteen Week Period Ended
	April 3, 2021	March 28, 2020
Revenue	$44,549	$45,033
Cost of services	33,699	34,190
Gross profit	10,850	10,843
Selling, general and administrative	9,069	10,237
Depreciation and amortization of property and equipment	266	255
Amortization of acquired intangible assets	80	80
Write-off of receivables and professional fees incurred related to arbitration	-	8,047
Tax credit professional fees	60	-
Operating income (loss)	1,375	(7,776)
Other expense, net	12	409
Income (loss) before income taxes	1,363	(8,185)
Income tax expense (benefit)	356	(2,240)
Net income (loss)	$1,007	($5,945)

Diluted net earnings (loss) per share data	$0.08	($0.45)

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	April 3, 2021	January 2, 2021
	(Unaudited)
Cash and cash equivalents	$678	$734
Accounts receivable, net	$45,282	$36,007
Total current assets	$54,108	$43,934
Total assets	$77,770	$68,339
Total current liabilities	$27,762	$28,741
Borrowing under line of credit	$22,029	$11,890
Net debt (line of credit less cash)	$21,351	$11,156
Total liabilities	$54,844	$46,101
Stockholders’ equity	$22,926	$22,238

RCM Technologies, Inc.
Supplemental Operating Results on a Non-GAAP Basis
(Unaudited)
(In Thousands)

The following non-GAAP measures, which adjust for the categories of expenses described below, primarily changes in contingent consideration as a result of re-measurement in the amount of contingent consideration we expect to pay with respect to past acquisitions, are non-GAAP financial measures.  Our management believes that these non-GAAP financial measures (“EBITDA” and “Adjusted EBITDA”) are useful information for investors, shareholders and other stakeholders of our company in gauging our results of operations on an ongoing basis and to enhance investors’ overall understanding of our current financial performance and period-to-period comparisons.  We believe that both EBITDA and Adjusted EBITDA are performance measures and not liquidity measures, and therefore a reconciliation between net income and EBITDA and Adjusted EBITDA has been provided.  Neither EBITDA nor Adjusted EBITDA should be considered as an alternative to net income as an indicator of performance.  In addition, neither EBITDA nor Adjusted EBITDA takes into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.  We do not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP.  These non-GAAP measures should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

The following unaudited table presents the Company's GAAP Net Income measure and the corresponding adjustments used to calculate “EBITDA” and “Adjusted EBITDA” for the thirteen week periods ended April 3, 2021 and March 28, 2020.

	Thirteen Week Period Ended
	April 3, 2021	March 28, 2020
GAAP net income (loss)	$1,007	($5,945)
Income tax expense (benefit)	356	(2,240)
Interest expense	121	340
Change in fair value of contingent consideration	26	36
Depreciation of property and equipment	266	255
Amortization of acquired intangible assets	80	80
EBITDA (non-GAAP)	$1,856	($7,474)

Adjustments
Write-off of receivables and professional fees incurred related to arbitration	-	8,047
Tax credit professional fees	60	-
(Gain) loss on foreign currency transactions	(135)	33
Adjusted EBITDA (non-GAAP)	$1,781	$606

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended
	April 3, 2021	March 28, 2020
Net income (loss)	$1,007	($5,945)
Adjustments to reconcile net income to cash used in operating activities	886	6,015
Changes in operating assets and liabilities:
Accounts receivable	(9,085)	974
Prepaid expenses and other current assets	582	166
Net of transit accounts receivable and payable	(1,802)	973
Accounts payable and accrued expenses	(588)	(6)
Accrued payroll and related costs	187	(1,289)
Right of use assets	146	304
Right of use liabilities	(366)	(284)
Income taxes payable	(157)	21
Total adjustments	(10,197)	6,874
Cash (used in) provided by operating activities	(9,190)	929

Net cash used in investing activities	(47)	(35)
Net cash provided by (used in) financing activities	9,315	(1,934)
Effect of exchange rate changes	(134)	(165)
Decrease in cash and cash equivalents	($56)	($1,205)

RCM Technologies, Inc.
Summary of Selected Income Statement Data
(Unaudited)
(In Thousands)

	Thirteen Week Period Ended April 3, 2021
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$14,466	$21,137	$8,946	$44,549
Cost of services	11,260	16,099	6,340	33,699
Gross profit	$3,206	$5,038	$2,606	$10,850
Gross profit margin	22.2%	23.8%	29.1%	24.4%

	Thirteen Week Period Ended March 28, 2020
	Engineering	Specialty Health Care	Information Technology	Consolidated

Revenue	$14,163	$22,197	$8,673	$45,033
Cost of services	10,205	17,812	6,173	34,190
Gross profit	$3,958	$4,385	$2,500	$10,843
Gross profit margin	27.9%	19.8%	28.8%	24.1%